                                                                  Exhibit 3.25


                             CERTIFICATE OF INCORPORATION

                                          OF

                                 BG HOLDINGS I, INC.

                                    *  *  *  *  *



          FIRST: The name of the Corporation is BG Holdings I, Inc. (hereinafter the "Corporation").

          SECOND: The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the city of Wilmington, County of New Castle. The name of its registered agent at that address is Corporation Service Company.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the "GCL").

          FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, each having a par value of one penny ($.01).

          FIFTH: The name and mailing address of the Sole Incorporator is as follows:


      Name                         Mailing Address
      ----                         ---------------
Deborah M. Reusch                  P.O. Box 636
                                   Wilmington, DE 19899


          SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

               (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

               (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

               (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

               (4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the Corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, pursuant to Section 174 of the Delaware General Corporation Law or for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

               (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

          SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

          EIGHTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

          I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the GCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 21st day of June, 1995.

                              /s/ Deborah M. Reusch
                              ------------------------------------------------
                                     Deborah M. Reusch
                                     Sole Incorporator

                      CERTIFICATE OF CHANGE OF REGISTERED AGENT

                                         AND

                                  REGISTERED OFFICE

                                    *  *  *  *  *

     BG Holdings I, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

     The present registered agent of the corporation is Corporation Service Company, and the present registered office of the corporation is in the county of New Castle.

     The Board of Directors of BG Holdings I, Inc., adopted the following resolution on the 24th day of January, 1997.

     Resolved, that the registered office of BG Holdings I, Inc. in the state of Delaware be and it hereby is changed to Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the authorization of the present registered agent of this corporation be and the same is hereby withdrawn, and THE CORPORATION TRUST COMPANY, shall be and is hereby constituted and appointed the registered agent of this corporation at the address of its registered office.

     IN WITNESS WHEREOF, BG Holdings I, Inc. has caused this statement to be signed by Donald C. Lewis, its Vice President, this 31st day of January, 1997.

                                   /s/ Donald C. Lewis
                                   -------------------------------------------
                                          Donald C. Lewis
                                          Vice President
                                   -------------------------------------------
                                               (Title)

*Any authorized officer or the chairman or Vice-Chairman of the Board of Directors may execute this certificate.